EXHIBIT 10Q


                                                     GATX CORPORATION

                                                     500 WEST MONROE STREET
                                                     CHICAGO, IL 60661-3676
                                                     312 - 621- 6204

                                                     WILLIAM L. CHAMBERS
                                                     Vice President
                                                     Human  Resources


May 31, 1995




Mr. David B. Anderson
845 Moseley Road
Highland Park, IL 60035

Dear David:

It's a real  pleasure  to  confirm  our offer to join GATX  Corporation  as Vice
President, Corporate Development, General Counsel and Secretary. In this position you will report to James J. Glasser, Chairman of the Board and Chief Executive Officer. The key elements of our offer are:

1. Your salary will be $275,000 per year. Your performance and base salary will be reviewed twelve months from your starting date. Thereafter it will be reviewed at the normal interval for your position which currently is eighteen months. Any proposed salary revision will be reviewed and approved by the Compensation Committee of the Board of Directors.

2. Your annual incentive bonus target is 50% of base salary. We will guarantee a minimum bonus of 50% of full year base salary, or $137,500, for 1995. If corporate financial performance is greater than budget your bonus for 1995 may be greater than 50% of a full year base salary.

3. We will ask the Board of Directors to approve 20,000 non-qualified stock option shares for you in 1995 - 10,000 to be granted at the July 28, 1995 Board meeting and 10,000 to be granted at the October 27, 1995 meeting.

         In subsequent years it is expected that you will be granted 10,000 stock option shares, or their then program equivalent number, per year. Currently, 50% of options granted vest after one year, 25 % after two years and the final 25 % after three years.

4. You will be eligible in 1996 to participate in the Individual Performance Unit plan which currently applies to corporate officers and subsidiary Presidents. This is a three year program and payouts through the plan are currently determined by corporate return on equity. A sample copy of the plan is attached.


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Mr. David B. Anderson
May 31, 1995
Page Two


5. In order to compensate you for the loss of benefits resulting from terminating your current employment we will provide a hiring bonus of $175,000.

6. In the event of your death or company initiated termination for reasons other than cause prior to attaining five years of service, GATX will provide to you or your spouse a payment approximately equal to the benefit you or your spouse would have been eligible to receive under the terms of the GATX Non-Contributory Pension Plan for Salaried Employees had you attained five years of service prior to such aforementioned events occurring. This provision will terminate when you achieve five years of service.

7. Although your employment will be at will and terminable by either party at any time we agree that if during a five year period beginning at your date of hire neither James G. Glasser nor Ronald H. Zech is Chief Executive Officer should you be terminated for reasons other than cause we will provide a termination payment equal to one year's base salary and target bonus.

8. You will be covered by our Change of Control Agreement, a sample copy of which is attached.

9. You will be eligible to participate in our benefit programs, including medical, dental and life insurance, pension plan and employee savings
         (401K) plan. Summaries of these programs are attached.

10. You will have use of a company leased automobile. A portion of the value of the use of the automobile will be imputed income to you.

11. GATX will reimburse you for dues and expenses for a downtown luncheon club and for country club dues and expenses which are business related.

12. You will be eligible to receive financial planning assistance not to exceed $5,000 in value each year.

13.      You will be eligible for four weeks vacation per year.

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Mr. David B. Anderson
May 31, 1995
Page Three



David, all of us are enthusiastically looking forward to working with you as a very key member of our senior management team. We expect that your experience and style will greatly benefit GATX and its shareholders.

Please confirm your acceptance of this offer by signing and returning the attached copy of this letter. Please let me know if you have any questions.

Sincerely,





WLC:ech

Attachments



ACCEPTED:



/s/ David B. Anderson                               June 5, 1995
------------------------                          ---------------------
David B. Anderson                                         Date


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